UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                December 29, 2003
                Date of Report (Date of earliest event reported)

                               NovaDel Pharma Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                    000-23399                 22-2407152
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                   Identification Number)

                              25 Minneakoning Road
                          Flemington, New Jersey 08822
                    (Address of principal executive offices)

                                 (908) 782-3431
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Item 5. Other Events

            On December 29, 2003 (the "Closing Date"), Registrant received and accepted definitive purchase agreements from subscribers for a private placement (the "Offering"), in which Registrant is raising approximately $14 million in gross proceeds. Pursuant to the Offering, Registrant is issuing up to 140 units (the "Units"), consisting of an aggregate of approximately 13.3 million shares of common stock, par value $.001 per share ("Common Stock"), and warrants (the "Warrants") to purchase 3,999,940 shares of Common Stock, subject to adjustment, with an initial exercise price of $1.40 per share of Common Stock.

            Registrant anticipates using the net proceeds after expenses of approximately $12.9 million from the Offering for working capital and other general corporate purposes, primarily the continuing research and development of Registrant's products.

            In connection with the Offering, the Registrant is paying a cash commission equal to 7% of the gross proceeds from the Offering to Paramount Capital, Inc., who acted as its placement agent, and will issue options to purchase a number of Units equal to 14 Units sold in the Offering to such agent. Accordingly, approximately 1.3 million shares of Common Stock will be directly issuable upon the exercise of the placement agent's options, and an additional 399,994 shares of Common Stock will be issuable upon the exercise of Warrants contained in the Units issuable upon the exercise of the placement agent's options. Each placement agent option is exercisable at an initial exercise price of $110,000.

            The shares of Common Stock issued in connection with the Offering, including those issuable upon the exercise of the Warrants, as well as any shares of Common Stock issuable pursuant to Units directly or indirectly issuable upon the exercise of the placement agent's options (collectively, the "Registrable Shares"), are entitled to certain registration rights. Registrant is required to file with the Securities and Exchange Commission (the "SEC") a registration statement for the resale of the Registrable Shares within 45 days of the closing of the Offering (the "Filing Date"), and to use its best efforts to cause the registration statement to be declared effective by the SEC within 60 days of the Filing Date.

            The Registrant is entitled to redeem the Warrants, upon 30 days' prior written notice, for $.001 per Warrant, subject to certain limitations, once the average per share closing bid price, regular way, of the Common Stock on the OTC Bulletin Board(R) (the "OTCBB") for any 20 consecutive trading days is at least $3.00 (subject to appropriate adjustment in the event of any stock splits, combinations, recapitalizations or similar events). The Warrants are immediately exercisable and terminate on the fifth anniversary of issuance at the exercise price (subject to adjustment). In addition, the Warrants are entitled to customary anti-dilution protection.

            The Offering triggers the reset rights of certain prior investors. As a result the Registrant shall be obligated to issue approximately 1.37 million shares of Common Stock, in the aggregate, to such investors for no additional consideration. The placement agent will not receive any compensation in connection with the issuance of shares of Common Stock pursuant to this reset.

            The Registrant's Certificate of Incorporation authorizes it to issue up to 50,000,000 shares of Common Stock. The Registrant has agreed to hold a meeting of its stockholders to, among other things, seek the requisite approval of an amendment to its Certificate of Incorporation to authorize the issuance of a sufficient number of additional shares of Common Stock to allow the Registrant to issue shares of Common Stock issuable upon the exercise of all derivative securities issued by the Registrant, including all instruments issued in connection with the Offering.

            The Offering was not registered under Securities Act of 1933 (the "Securities Act"), in reliance on the exceptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of the purchasers in the Offering represented that it is an accredited investor, as defined by Rule 501 of Regulation D promulgated under the Securities Act, and certificates representing the shares of Common Stock and the Warrants issued in connection with the Offering will contain appropriate legends to reflect the restrictions on transfer imposed by the Securities Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NovaDel Pharma Inc.


                                      By:    /s/ Gary A. Shangold
                                             -----------------------------------
                                      Name:  Gary A. Shangold, M.D.
                                      Title: President and Chief Executive
                                               Officer

Date: December 30, 2003